Exhibit 10.30

[ON THE LETTERHEAD OF CIT CAPITAL FINANCE (UK) LIMITED]

LETTER OF APPROVAL & CONSENT

To:	Equinix Group Limited (formerly IXEurope Plc)
51-53 Great Marlborough Street
London
W1F 7JT

FAO:	James Marchbank

14 January 2009

Dear sirs

£82,000,000 facilities agreement dated 29 June 2007 between, amongst others (1) Equinix Group Limited (formerly known as IXEurope Plc) (the “Company”) (as an original borrower), (2) CIT Bank Limited and (3) CIT Capital Finance (UK) Limited (the “Administrative Agent”) (as administrative agent and security trustee) (as amended by amendment letters dated 31 August 2007 and 26 October 2007 and from time to time) (the “Facilities Agreement”)

We refer to the Facilities Agreement. Terms defined in the Facilities Agreement shall have the same meaning where used in this letter, unless otherwise defined in this letter. In this letter, “Effective Date” shall mean 31 December 2008.

1.	The Company has requested that:

(a)	the Administrative Agent agrees to the appointment of Eric Schwartz as the “President, Europe” of the Group as of 1 June 2008 in replacement of Guy Willner (CEO) and Christophe de Buchet (COO) and to amend the definition of “Management Change” accordingly;

(b)	the Administrative Agent agrees to allow an Original Borrower to reimburse Equinix Operating Co. Inc for the expenses, including salary, taxes, costs and other associated expenses reasonably incurred by Equinix Operating Co. Inc. in relation to Mr. Schwartz acting in his capacity as President, Europe during the period from 1 June 2008 to 31 December 2010 (inclusive) (the “Reimbursement Period”);

(c)	the Administrative Agent agrees to the proposed amendments to the Capital Expenditure financial covenant set out in Clause 21.1.4 (Capital Expenditure) of the Facilities Agreement to reflect additional expansion projects; and

(d)	acknowledgement by the Administrative Agent that certain Subsidiaries of Equinix, Inc. are not members of the Borrowing Group and as such their activities are not restricted by the Facilities Agreement.

2.	On and from the Effective Date, the Administrative Agent, acting on the instructions of the Majority Lenders, agrees:

(a)	to the appointment of Eric Schwartz as the “President, Europe” of the Group as of 1 June 2008 in replacement of Guy Willner (CEO) and Christophe de Buchet (COO);

(b)	that the following new definition be inserted alphabetically in Clause 1.1:

““President, Europe” means, in respect of the Group, the person with the title of “Chief Executive Officer” or “Chief Operating Office” or such other title as may be agreed between the Administrative Agent and the Company.”;

(c)	that the definition of “Management Change” in Clause 8.5(C) (Exit) be deleted in its entirety and be replaced with:

““Management Change” means the loss to or departure from the Group within any six Month period of both of the current President, Europe and the Finance Director, Europe, save as replaced by persons within six Months approved in writing by the Administrative Agent or as previously agreed by the Administrative Agent in writing.”

(d)	to permit an Original Borrower to reimburse Equinix Operating Co. Inc for all reasonable expenses incurred by Equinix Operating Co. Inc during the Reimbursement Period in connection with the remuneration of the President, Europe, including salary, taxes, costs and other associated expenses reasonably incurred by Equinix Operating Co. Inc. in respect of such President, Europe provided that the aggregate of all such reimbursements made during the Reimbursement Period shall not exceed US$4m;

(e)	that the words “and content” be added to Clause 20.4.2(A) (Budget) after the word “form” in the first line of such Clause 20.4.2(A) (Budget);

(f)	that Clause 20.4.3 (Budget) be deleted in its entirety and replaced with:

“The Company shall, if it materially changes the projections in such budget, promptly supply to the Administrative Agent in sufficient copies for the Lenders revised projections in form and content reasonably acceptable to the Administrative Agent together with a description of the material changes.”;

(g)	that Clause 21.1.4 (Capital Expenditure) be deleted in its entirety and replaced with:

“Capital Expenditure: The aggregate allowable Capital Expenditure of the Borrowing Group in respect of each financial year of the Company shall be agreed between the Company and the Administrative Agent not later than 30 days following approval of each Budget delivered pursuant to Clause 20.4.1 (Budget) or each set of revised projections delivered pursuant to Clause 20.4.3 (Budget);

(h)	that, notwithstanding paragraph 2(g) above, for the financial year ending December 2008, the aggregate allowable Capital Expenditure of the Borrowing Group shall not exceed £65 million (such calculation to be made in accordance with the methodology set out in the “proposed amendments” memo dated 12 December 2008 from James Marchbank to CIT Capital Finance (UK) Limited);

(i)	that the following Clause 23.18 be added in numerical order to the Facilities Agreement:

“23.18	Capital Expenditure

Agreement on the aggregate allowable Capital Expenditure of the Borrowing Group in respect of each financial year of the Company is not reached, pursuant to Clause 21.1.4 (Capital Expenditure), between the Company and the Administrative Agent within 30 days following approval of each Budget delivered pursuant to Clause 20.4.1 (Budget) or each set of revised projections delivered pursuant to Clause 20.4.3 (Budget).”; and

(j)	that Part II of Schedule 10 be deleted in its entirety, together the “Amendments and Consents”.

3.	The Administrative Agent, acting on the instructions of all of the Lenders:

(a)	hereby acknowledges that it was previously notified by the Company of the execution of the following leases:

(i)	the lease in respect of the property referred to as “Paris3” by Equinix Paris SAS; and

(ii)	the lease in respect of the property referred to as “London5” by Equinix (London) Limited; and

(b)	hereby confirms that the companies referred to in paragraphs (a)(i) and (a)(ii) (the “Equinix Companies”) above are not members of the Borrowing Group and that, subject to paragraph below, the activities of the Equinix Companies are not restricted by the Facilities Agreement.

4.	The Company (on behalf of itself and each other Obligor) acknowledges and agrees that each Obligor shall ensure (and shall procure that each other member of the Group ensures) that, notwithstanding paragraph above, all transactions, business and other dealings undertaken with the Equinix Companies by any member of the Group shall be undertaken subject to and in accordance with the Facilities Agreement (including, without limitation, the provisions of Clause 22.14 (Arm’s length basis)).

5.	The Amendments and Consents are made in accordance with Clause 38 (Amendments and waivers).

6.	By countersigning this letter you confirm, as the Company and as Obligors’ Agent, that each Obligor confirms on the date of this letter, save as expressly provided for in this letter that:

(a)	the Facilities Agreement; and

(b)	its obligations under Clause 18 (Guarantee and Indemnity) of the Facilities Agreement and under any Transaction Security Document, shall remain and continue in full force and effect.

7.	The terms of this letter shall take effect on and from the Effective Date.

8.	This letter may be signed in any number of counterparts, and this has the same effect as if the signatures on each counterpart were on a single copy of this letter.

9.	This letter is hereby designated as a Finance Document.

10.	A person who is not a party to this letter has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of the terms contained in this letter.

11.	This letter shall be governed by and construed in accordance with English Law.

Kindly acknowledge your acknowledgement of and agreement to the terms of this letter by countersigning this letter below.

Yours faithfully

/s/ David Jones, Managing Director
For and on behalf of
CIT Capital Finance (UK) Limited
(as Administrative Agent for itself and the Finance Parties)

We hereby acknowledge, agree to and confirm the terms of this letter

/s/ James Marchbank, Finance Director
Signed for and on behalf of
Equinix Group Limited
(as the Company and as Obligors’ Agent on behalf of each Obligor)

Dated: 15/01/09